UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 19, 2012

Iridium Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33963	26-1344998
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Tysons Boulevard

Suite 1400

McLean, VA 22102

(Address of principal executive offices)

703-287-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 19, 2012, Iridium Satellite LLC, an indirect wholly owned subsidiary of the registrant, and Aireon LLC, a subsidiary of Iridium Satellite, entered into an Amended and Restated Limited Liability Company Agreement of Aireon (the “Agreement”) with NAV CANADA and NAV CANADA Satellite, Inc., a wholly owned subsidiary of NAV CANADA.

Under the Agreement, NAV CANADA Satellite may acquire up to a controlling interest in Aireon, which prior to the date of the Agreement was a wholly owned subsidiary of Iridium Satellite. The Agreement provides for the purchase by NAV CANADA Satellite of Series A preferred membership interests in five tranches representing up to 51% of the fully diluted equity of Aireon for an aggregate investment of $150 million. Each tranche is subject to the satisfaction of various operational, commercial, regulatory and financial conditions. NAV CANADA Satellite made its first tranche investment of $15 million, representing 5.1% of the fully diluted equity of Aireon, on November 19, 2012. The final tranche is scheduled for late 2017.

The Agreement provides for Aireon to be managed by a seven-member board of directors. Following the first tranche, Iridium Satellite may nominate five directors, NAV CANADA may nominate one director, and one director shall be an independent director agreed to by Iridium Satellite and NAV CANADA. The Agreement also provides the minority-interest holder with a variety of protective provisions.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the full text of the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDIUM COMMUNICATIONS INC.

Date: November 19, 2012	By:	/s/ Thomas J. Fitzpatrick
		Name:	Thomas J. Fitzpatrick
		Title:	Chief Financial Officer